EXHIBIT 21
SUBSIDIARIES

Other names under
	Jurisdiction of	which entity does
Subsidiary Name	Incorporation	business
Cricket Communications, Inc.	Delaware	Cricket Wireless, Inc.
Cricket License Company, LLC	Delaware
Denali Spectrum, LLC	Delaware
Denali Spectrum License, LLC	Delaware
Denali Spectrum License Sub, LLC	Delaware
Denali Spectrum Operations, LLC	Delaware
LCW Wireless, LLC	Delaware
LCW Wireless License, LLC	Delaware
LCW Wireless Operations, LLC	Delaware
STX Wireless, LLC	Delaware
STX Wireless License, LLC	Delaware
STX Wireless Operations, LLC	Delaware
Cricket Music Holdco, LLC	Delaware
Cricket Music Operations, LLC	Delaware